Exhibit 5.1

OPINION OF SEAN D. MAJOR, ESQ.

March 5, 2008

Joy Global Inc.

100 East Wisconsin Avenue, Suite 2780

Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

This opinion is being furnished to you in connection with a Registration Statement on Form S-8 (the “Registration Statement”) being filed on the date hereof by Joy Global Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), registering for sale under the Joy Global Inc. 2007 Stock Incentive Plan (the “2007 Plan”) a total of 10,000,000 shares of the Company’s common stock, par value $1 per share (the “Shares”).

I have reviewed such corporate records, certificates, and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. I have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic, and that all copies of documents submitted to us conform to the originals.

I have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources I believe to be responsible.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the 2007 Plan, will be validly issued, fully paid and non-assessable.

I am a member of the bar of the States of Michigan and Illinois. I do not express any opinion herein on any laws other that the Delaware General Corporation Law, and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to my name under the heading Interests of Named Experts and Counsel. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sean D. Major, Esq.______

Sean D. Major, Esq.

Executive Vice President,

General Counsel and Secretary